Exhibit 99-j(i)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 14, 2001, relating to the financial statements and financial highlights of the following portfolios of the SunAmerica Style Select Series, Inc.: Large-Cap Growth Portfolio, Mid-Cap Growth Portfolio, Multi-Cap Growth Portfolio, Large-Cap Value Portfolio, Small-Cap Value Portfolio, Multi-Cap Value Portfolio (formerly known as Value Portfolio), Focused Growth Portfolio, Focused TechNet Portfolio, Focused Growth and Income Portfolio and Focused Value Portfolio, which appear in the October 31, 2001 Annual Report to Shareholders of SunAmerica Style Select Series, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Additional Information - Independent Accountants and Legal Counsel" in such Registration Statement.


We also consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2001, relating to the financial statements and financial highlights of Small-Cap Growth Portfolio (survivor of a reorganization with Small Cap Growth Fund of North American Funds) which appears in the October 31, 2001 Annual Report to Shareholders of the North American Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Additional Information - Independent Accountants and Legal Counsel" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York
January 28, 2002